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                                   EXHIBIT 11

                                VIDEOSERVER, INC.
                     COMPUTATION OF NET INCOME PER SHARE (1)

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                                                                                      THREE MONTHS ENDED
                                                                                            MARCH 31,
                                                                                   1996                 1997
                                                                                -----------          -----------

Weighted average common and common equivalent shares:

Weighted average common shares outstanding during the period                     12,415,711           12,633,802

Weighted average common equivalent shares resulting from stock
  options                                                                           706,538              716,850
                                                                                -----------          -----------
                                                                                 13,122,249           13,350,652
                                                                                ===========          ===========

Net income                                                                      $ 1,905,000          $ 2,897,000

Primary net income per share                                                    $      0.15          $      0.22
                                                                                ===========          ===========






(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.

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